SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant:	☐
Filed by a Party other than the Registrant:	☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

TechPrecision Corporation

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

WYNNEFIELD CAPITAL, INC. PROFIT SHARING PLAN
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
NELSON OBUS
JOSHUA LANDES

Robert D. Straus

General Victor Eugene Renuart, Jr., U.S. Air force (Ret.)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	Fee paid previously with preliminary materials.

On October 29, 2024, Wynnefield Partners Small Cap Value, L.P. I and its affiliates (“Wynnefield”), and Robert D. Straus (together, with Wynnefield, the “Group”) sent the following email to subscribers of www.rebuildTPCScredibility.com:

Dear Restore TPCS Credibility Website Signups:

Thank you for your interest in our campaign to elect two highly qualified independent nominees to the TechPrecision Corporation (“TPCS” or the “Company”) Board of Directors at this year’s December 19th Annual Meeting. The record date to vote is Monday, November 4th. All shares purchased by Friday, November 1st are expected to be eligible to vote at this year’s Annual Meeting.

We are aligned with all shareholders in our belief that prompt changes in TPCS’ leadership and strategy are necessary to allow the Company to meet its full potential and produce enhanced value for its shareholders.

Last night we filed our preliminary proxy statement with the S.E.C. and hope to be cleared with a definitive proxy statement and BLUE proxy card by the end of next week or early the following week. You can find our preliminary proxy statement filed with the S.E.C. here.

You will be able to vote for our high qualified nominees, General Victor E. Renuart Jr. and Robert D. Straus, on either the Company’s white proxy card and white voting instruction form or on our BLUE proxy card and BLUE voting instruction form. Please be on the lookout for proxy materials on or about the week of November 11th.

Please don’t hesitate to contact us through Saratoga Proxy Consulting LLC, who will assist us with the solicitation of proxies for this year’s Annual Meeting. They can be reached at (888) 368-0379, (212) 257-1311 or at info@saratogaproxy.com.

We will be in touch with more information soon. Thank you once again for your interest.

Wynnefield Capital

Robert D. Straus

This communication does not constitute a solicitation of any vote or approval on any matter. Any solicitation of votes related to the annual meeting will be made solely through a definitive proxy statement. Promptly after any filing of our definitive proxy statement with the S.E.C., we intend to mail the definitive proxy statement and an accompanying proxy card to some or all stockholders pursuant to applicable S.E.C. rules. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by us with respect to the Company with the S.E.C. in connection with the annual meeting at the S.E.C.'s website (http://www.sec.gov).

IMPORTANT Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Partners Small Cap Value, L.P.; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Nelson Obus; Joshua Landes; and Robert D. Straus (collectively, the “Group”) together with General Victor Eugene “Gene” Renuart, Jr., U.S. Air Force (Ret.) are participants in the solicitation of proxies from stockholders in connection with the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of TechPrecision Corporation (the “Company”). The Group has filed a preliminary proxy statement (the “2024 Proxy Statement”) and accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

The Group may be deemed to beneficially own 633,606 shares of the Company’s common stock, representing approximately 7.0% of the Company’s outstanding common stock. Other than the Group, none of the other participants own any shares of the Company’s common stock. For further information about the IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, please see the Group’s Statement of Beneficial Ownership on Schedule 13D, INCLUDING WITHOUT LIMITATION, SECTIONS ENTITLED ITEM 5 – INTEREST IN SECURITIES OF THE ISSUER AND ITEM 6 – CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER, filed with the SEC on July 2, 2024, a copy of which can be found at: https://www.sec.gov/Archives/edgar/data/1251565/000110465924077375/tm2418446d1_sc13d.htm. Additional information regarding the Group and the nominees will be included in the 2024 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after any filing of its definitive 2024 Proxy Statement with the SEC, the Group intends to mail the definitive 2024 Proxy Statement and an accompanying universal proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE GROUP WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2024 Proxy Statement and any other documents filed by the Group with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov).

You may stay abreast of information about our director nominees and the Group's campaign by visiting our campaign website at www.rebuildTPCScredibility.com.